Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Perceptron, Inc.

Plymouth, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-93910, No. 333-131421, No. 333-163324, No. 333-163325, No. 333-185209, No. 333-195073, No. 333-195074, and No. 333-222168) of Perceptron, Inc. of our reports dated September 12, 2019 relating to the consolidated financial statements, and the effectiveness of the Perceptron Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2019.

/s/ BDO USA, LLP

Troy, Michigan

September 12, 2019